Exhibit 99.1
Liberty Latin America Reports Q3 2023 Results
Added 44,000 net organic internet and postpaid mobile subscribers
Delivered operating income of $163 million, up 7% YoY
Expanded Adjusted OIBDA to $428 million, rebased growth of 10%
Repurchased $112 million in equity and convertible notes
Announced acquisition of spectrum and subscriber assets in PR & USVI for $256 million
Denver, Colorado - November 9, 2023: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2023.
CEO Balan Nair commented, “We drove subscriber growth in the third quarter as we continued to execute our commercial strategies. All of our reporting segments delivered higher broadband subscribers, and we added or upgraded over 100,000 homes passed in Q3. Postpaid mobile adds were again driven by our market leading operation in Costa Rica, as well as continued growth across C&W Caribbean markets.”
“LLA reported $1.1 billion in revenue, $163 million of operating income, and $428 million in Adjusted OIBDA in the third quarter. Together with modest top-line growth and the benefits of synergy realization and efficiency initiatives, four of our five operating segments delivered double-digit rebased Adjusted OIBDA growth in the quarter, which propelled us to achieve accelerated 10% rebased Adjusted OIBDA growth. This is LLA’s best quarterly result in 2 years.”
“Importantly, we continue to make progress on our integration and with the migration of mobile subscribers in Puerto Rico and the USVI. To date, we have migrated approximately 225,000 subscribers and just launched sales efforts for prepaid products on our new platform. Our latest postpaid offerings are also gaining traction with iPhone 15 sales and shipments exceeding the iPhone 14 launch by more than 50%. And our fixed services year-to-date revenue growth is at 5%, which bodes well for when we are able to sell a bundled offering in 2024.”
“We are also partnering with AT&T to extend our migration window by four months through the end of April 2024. By extending the window, we expect to enhance the migration of incompatible handsets, integrate all iPhone and Samsung software upgrades, complete all B2B account migrations and importantly, minimize changes and disruptions during the holiday season.”
“Our commitment to Puerto Rico and the USVI is bolstered by our announcement to acquire a combination of over 100 MHz of spectrum and approximately 120,000 Boost subscribers from DISH Network. Upon completion, this transaction provides us with valuable spectrum that will allow us to add more capacity, increase speeds, and further strengthen our leading 5G mobile network, as well as increase our scale in the prepaid market.”

“During Q3 we purchased $112 million of our equity and convertible notes, bringing our year-to-date spend to nearly $300 million. Overall, we continued to drive operational and financial progress in the quarter and have taken important steps to create value through our inorganic strategy. We are on-track to build on this outstanding growth for a robust fourth quarter performance and continued growth in future years.”
Q3 Business Highlights
•C&W Caribbean: sustained subscriber momentum and double-digit Adj. OIBDA growth
◦20,000 internet and mobile postpaid organic adds
◦Reported and rebased Adj. OIBDA growth of 13% and 14%, respectively
•C&W Panama: Claro Panamá acquisition synergies drive strong growth
◦Reported and rebased revenue growth of 10%
◦Reported and rebased Adj. OIBDA growth of 25%
•Liberty Networks: strong financial performance
◦Reported and rebased revenue growth of 9% and 10%, respectively
◦Reported and rebased Adj. OIBDA growth of 9% and 11%, respectively
•Liberty Puerto Rico: focus on integration
◦Robust internet subscriber growth, 29,000 net adds over last twelve months
◦~225,000 customers migrated to LPR IT platform
•Liberty Costa Rica: postpaid momentum and strong currency drive Adj. OIBDA growth
◦Strongest postpaid quarter of the year, adds over 40% higher sequentially
◦Adj. OIBDA up 52% and 21% on a reported and rebased basis, respectively
Announced transaction
Acquisition of spectrum and subscriber assets in Puerto Rico & USVI from DISH Network
•>100MHz of low, mid and high band spectrum and ~120,000 prepaid subscribers
•Aggregate asset purchase price of $256 million to be paid in four annual installments
•Funding through local liquidity sources, including cash on hand, cash generated from operations, cash generated from asset sales, and/or revolving credit facilities
FY 2023 LLA Financial Guidance
•Adjusted OIBDA mid-to-high single digit rebased growth
•P&E additions as a percentage of revenue at ~16%
•Adjusted FCF of ~$300 million, before distributions to noncontrolling interests
◦Our target remains as previously provided, however several factors have materialized recently which add variability this year including the Puerto Rico migration and dependency on large payments (particularly in Panama) due from B2G and B2B customers that could fall into next year. The delay in finalizing the Puerto Rico migration until next year will result in additional costs and adverse impacts on our working capital in 2023, in large part due to the need to carry significantly higher mobile handset inventory in order to drive sales across both the AT&T systems and our new systems.

Financial and Operating Highlights

Financial Highlights	Q3 2023	Q3 2022	YoY Growth / (Decline)	YoY Rebased Growth[1]	YTD 2023	YTD 2022	YoY Growth / (Decline)	YoY Rebased Growth[1]

(USD in millions)
Revenue	$1,126	$1,221	(8%)	1%	$3,348	$3,649	(8%)	1%
Revenue (excluding VTR)[2]	$1,126	$1,091	3%	1%	$3,348	$3,199	5%	1%
Operating income (loss)	$163	$152	7%		$405	$(20)	N.M.
Adjusted OIBDA[3]	$428	$414	4%	10%	$1,270	$1,307	(3%)	5%
Adjusted OIBDA[3] (excluding VTR)[2]	$428	$383	12%	10%	$1,270	$1,192	7%	5%
Property & equipment additions	$187	$224	(16%)		$524	$591	(11%)
As a percentage of revenue	17%	18%			16%	16%

Adjusted FCF before distributions to noncontrolling interest owners	$33	$(38)			$55	$(19)
Distributions to noncontrolling interest owners	$—	$—			$(41)	$(2)
Adjusted FCF[4]	$33	$(38)			$14	$(21)

Cash provided by operating activities	$219	$145			$507	$492
Cash used by investing activities	$(161)	$(402)			$(453)	$(745)
Cash provided (used) by financing activities	$(122)	$(9)			$(255)	$22
N.M. – Not Meaningful.

Operating Highlights[5]	Q3 2023	Q2 2023

Total customers	1,942,300	1,938,600
Organic customer additions	3,700	12,700
Fixed RGUs	3,898,000	3,874,200
Organic RGU additions	23,800	34,900
Organic internet additions	15,300	18,700
Mobile subscribers	8,033,000	8,011,500
Organic mobile additions (losses)	31,700	(8,000)
Organic postpaid additions	28,900	32,800

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2023	2022	%	Rebased %	2023	2022	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$360.5	$359.1	—	1	$1,070.6	$1,069.5	—	—
C&W Panama	190.4	172.5	10	10	536.5	441.3	22	6
Liberty Networks	112.5	102.8	9	10	339.8	326.8	4	7
Liberty Puerto Rico	351.2	365.7	(4)	(4)	1,064.2	1,091.4	(2)	(2)
Liberty Costa Rica	134.6	109.2	23	—	399.0	324.6	23	1
VTR	—	129.8	N.M.	N.M.	—	450.6	N.M.	N.M.
Corporate	6.5	5.4	20	20	18.5	16.5	12	12
Eliminations	(29.9)	(23.7)	N.M.	N.M.	(81.1)	(71.3)	N.M.	N.M.
Total	1,125.8	1,220.8	(8)	1	3,347.5	$3,649.4	(8)	1
Less: VTR	—	129.8			—	450.6
Total excluding VTR[2]	$1,125.8	$1,091.0	3	1	$3,347.5	$3,198.8	5	1
N.M. – Not Meaningful.
•Reported revenue declined by 8% for each of the three and nine months ended September 30, 2023.
◦Reported revenue declined in Q3 as (1) net organic growth driven by C&W Panama and Liberty Networks and (2) net foreign exchange benefits of $24 million, were more than offset by the negative year-over-year impact of $130 million related to VTR's deconsolidation following the formation of the Chile JV in October 2022 and organic decline in Liberty Puerto Rico.
◦Reported revenue declined in YTD 2023 as (1) the addition of $70 million from the acquisition of América Móvil's Panama operations (Claro Panamá) on July 1, 2022, (2) net foreign exchange benefits of $63 million and (3) net organic growth driven by C&W Panama and Liberty Networks, were more than offset by the negative year-over-year impact of $451 million related to VTR's deconsolidation and organic decline in Liberty Puerto Rico.

Q3 2023 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue was flat on a reported basis and grew by 1% on a rebased basis, year-over-year.
◦Fixed residential revenue decreased by 1% on a reported basis and was flat on a rebased basis. Subscription revenue grew year-over-year, driven by higher internet broadband subscribers, primarily in Jamaica where we added 21,000 RGUs over the last twelve months. This was partly offset by lower ARPU from telephony services due to fixed-mobile convergence incentives.
◦Mobile revenue was up 6% on a reported basis and 7% higher on a rebased basis. The increase followed our focus on fixed-mobile convergence propositions which drove 75,000 postpaid mobile additions in the last twelve months, and higher prepaid ARPU resulting from price increases during Q1 2023. We have also continued to see an increase in inbound roaming revenue as tourism has recovered in the region.
◦B2B revenue was 3% lower on both a reported and rebased basis. The discontinuation of a non-core transit services agreement at the beginning of 2023 at C&W Jamaica had a $10 million negative impact on revenue as compared to the prior year quarter. This translates to a 270 basis point and 740 basis point impact on C&W Caribbean's total revenue and B2B revenue growth rates, respectively and more than offset underlying B2B growth in the period.
•C&W Panama: revenue grew by 10% on a reported and rebased basis.
◦Fixed residential revenue was up 7% on a reported and rebased basis. Growth was driven by RGU additions of 59,000 over the past twelve months, following investments in our networks, products and commercial activities.
◦Mobile revenue was 1% lower on a reported and rebased basis. Subscription revenue was stable, however a reduction in handset equipment revenue drove the year-over-year rebased decline.
◦B2B revenue grew by 26% on a reported and rebased basis. The year-over-year performance was driven by increased revenue from government related projects and data services.
•Liberty Networks: revenue grew by 9% and 10% on a reported and rebased basis, respectively. Growth on a rebased basis was driven by higher wholesale network revenue primarily associated with a significant customer that is recognized on a cash basis, and higher affiliate revenue due to increased capacity usage. Enterprise revenue was also higher year-over-year due to continued growth in B2B connectivity and managed services.
•Liberty Puerto Rico: revenue was 4% lower on a reported and rebased basis.
◦Residential fixed revenue growth of 10% was due to higher ARPU following rate increases and the negative prior-year impact of credits issued to customers as a result of power outages related to Hurricane Fiona. The increase was also driven by net broadband subscriber additions totaling 29,000 over the past twelve months.
◦Residential mobile revenue was 10% lower compared to the prior-year period. This was driven by: (1) lower ARPU from mobile services, due to a higher number of low cost and discounted plans and the impact of higher contract asset amortization, (2) lower roaming revenue, and (3) a decline in the average number of prepaid mobile subscribers.
▪Sequentially, revenue grew by 2% primarily due to increased handset sales following new product initiatives.
◦Other revenue declined by $13 million as compared to the prior-year quarter due to a reduction in revenue recognized on funds received from the FCC, primarily due to increased recognition in Q3 2022 related to broadband expansion phasing.
•Liberty Costa Rica: revenue grew by 23% on a reported basis and was flat on a rebased basis. Reported performance benefited from a $24 million positive foreign exchange impact year-over-year, as the Costa Rican colon appreciated against the U.S. dollar. The overall year-over-year rebased performance was a result of mobile postpaid subscriber growth offset by lower video RGUs and ARPU due to increased retention discounts and declines in higher ARPU plans.

Operating Income (Loss)
•Operating income (loss) was $163 million and $152 million for the three months ended September 30, 2023 and 2022, respectively, and $405 million and ($20 million) for the nine months ended September 30, 2023 and 2022, respectively.
◦The increase for the three-month comparison is primarily due to higher Adjusted OIBDA. The improvement from operating loss to operating income for the nine-month comparison is primarily due to the net impact of (i) lower impairment, restructuring and other operating items, net, mostly due to goodwill impairments recorded during the second quarter of 2022, (ii) higher depreciation and amortization and (iii) lower Adjusted OIBDA.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase (decrease)
	September 30,				September 30,
	2023	2022	%	Rebased %	2023	2022	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$150.4	$132.7	13	14	$436.9	$397.1	10	10
C&W Panama	58.5	46.7	25	25	161.0	131.6	22	28
Liberty Networks	64.2	58.9	9	11	200.0	196.6	2	4
Liberty Puerto Rico	116.4	130.3	(11)	(11)	381.6	413.2	(8)	(8)
Liberty Costa Rica	49.9	32.8	52	21	145.2	98.6	47	19
VTR	—	31.2	N.M.	N.M.	—	115.6	N.M.	N.M.
Corporate	(11.0)	(18.8)	41	43	(55.0)	(45.4)	(21)	(18)
Total	$428.4	$413.8	4	10	$1,269.7	$1,307.3	(3)	5
Less: VTR	—	31.2			—	115.6
Total excluding VTR[2]	$428.4	$382.6	12	10	$1,269.7	$1,191.7	7	5

Operating income (loss) margin	14.5%	12.4%	12.1%	(0.6)%

Adjusted OIBDA margin	38.1%	33.9%	37.9%	35.8%

Adjusted OIBDA margin excl. VTR[2]	38.1%	35.1%	37.9%	37.3%

N.M. – Not Meaningful.
•Our reported Adjusted OIBDA for the three and nine months ended September 30, 2023 increased by 4% and declined by 3%, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA was higher in Q3 as (1) organic growth in C&W Caribbean, C&W Panama, and Liberty Costa Rica, and (2) the appreciation of the Costa Rican colon, were partly offset by the deconsolidation of VTR and organic decline in Liberty Puerto Rico.
◦Reported Adjusted OIBDA was lower YTD as (1) organic growth in C&W Caribbean, C&W Panama, and Liberty Costa Rica, and (2) the appreciation of the Costa Rican colon, were more than offset by the deconsolidation of VTR and organic decline in Liberty Puerto Rico.

Q3 2023 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 13% and 14% on a reported and rebased basis, respectively. Performance was driven by the aforementioned mobile revenue growth and lower direct costs, including declines in programming expenses. Our Adjusted OIBDA margin improved by over 400 basis points year-over-year to 42%.
•C&W Panama: Adjusted OIBDA increased by 25% on a reported and rebased basis. The performance was driven by value capture activities related to the Claro Panamá acquisition.
•Liberty Networks: Adjusted OIBDA increased by 9% and 11% on a reported and rebased basis, respectively. Our rebased performance was driven by the aforementioned revenue growth in the quarter.
•Liberty Puerto Rico: Adjusted OIBDA declined by 11% on a reported and rebased basis. The performance was driven by the net impact of our aforementioned revenue decline, lower direct costs, primarily due to lower gross sales, and higher other operating costs year-over-year.
•Liberty Costa Rica: Adjusted OIBDA grew by 52% and 21% on a reported and rebased basis, respectively. Rebased performance was driven by favorable foreign exchange movements on non-CRC denominated costs and execution of our integration plan.
•Corporate: Adjusted OIBDA was 41% and 43% higher on a reported and rebased basis, respectively. Growth as compared to the prior-year period was driven by lower bonus costs and the timing of professional services.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was $60 million and $76 million for the three months ended September 30, 2023 and 2022, respectively, and $29 million and ($309 million) for the nine months ended September 30, 2023 and 2022, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	USD in millions

Customer Premises Equipment	$45.8	$64.1	$137.3	$205.4
New Build & Upgrade	39.9	42.8	102.5	111.8
Capacity	24.5	32.0	70.1	85.9
Baseline	58.2	63.9	166.9	139.2
Product & Enablers	18.8	21.2	47.5	48.8
Property & equipment additions	187.2	224.0	524.3	591.1
Assets acquired under capital-related vendor financing arrangements	(45.8)	(46.7)	(117.7)	(114.2)
Changes in current liabilities related to capital expenditures and other	8.4	(2.3)	16.3	17.2
Capital expenditures, net	$149.8	$175.0	$422.9	$494.1

Property & equipment additions as % of revenue	16.6%	18.3%	15.7%	16.2%

Property & Equipment Additions:
C&W Caribbean	$55.6	$58.5	$173.8	$151.4
C&W Panama	37.3	30.2	82.8	71.6
Liberty Networks	13.2	11.7	37.1	32.0
Liberty Puerto Rico	56.7	63.8	158.4	154.8
Liberty Costa Rica	15.9	20.5	46.2	45.7
VTR	—	27.6	—	107.3
Corporate	8.5	11.7	26.0	28.3
Property & equipment additions	$187.2	$224.0	$524.3	$591.1

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	15.4%	16.3%	16.2%	14.2%
C&W Panama	19.6%	17.5%	15.4%	16.2%
Liberty Networks	11.7%	11.4%	10.9%	9.8%
Liberty Puerto Rico	16.1%	17.4%	14.9%	14.2%
Liberty Costa Rica	11.8%	18.8%	11.6%	14.1%
VTR	N/A	21.3%	N/A	23.8%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	32,900	22,700	116,300	90,900
C&W Panama	41,200	39,000	94,000	129,300
Liberty Puerto Rico	16,900	10,400	41,400	24,900
Liberty Costa Rica	10,200	14,600	33,200	39,300
VTR	—	20,800	—	137,400
Total	101,200	107,500	284,900	421,800
1.Table excludes Liberty Networks as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at September 30, 2023:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions

Liberty Latin America[1]	$221.0	$—	$221.0	$118.7
C&W2	4,659.7	—	4,659.7	384.1
Liberty Puerto Rico[3]	2,642.6	5.5	2,648.1	52.2
Liberty Costa Rica	456.5	2.5	459.0	24.6
Total	$7,979.8	$8.0	$7,987.8	$579.6

Consolidated Leverage and Liquidity Information:			September 30, 2023	June 30, 2023

Consolidated debt and finance lease obligations to operating income ratio			13.4x	16.6x
Consolidated net debt and finance lease obligations to operating income ratio			12.4x	15.3x
Consolidated gross leverage ratio[4]			4.6x	4.8x
Consolidated net leverage ratio[4]			4.3x	4.4x
Weighted average debt tenor[5]			4.6 years	4.8 years
Fully-swapped borrowing costs			6.0%	5.9%
Unused borrowing capacity (in millions)[6]			$887.0	$956.9
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain lines of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing and finance lease obligations.
6.At September 30, 2023, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the September 30, 2023 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — September 30, 2023 vs June 30, 2023
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	4,800	4,800	1,800	(700)	3,600	4,600	7,500	3,800	8,000	11,800
The Bahamas	—	—	1,100	400	1,000	400	1,800	(4,900)	600	(4,300)
Trinidad and Tobago	—	—	(1,200)	(2,300)	(2,700)	(2,100)	(7,100)	—	—	—
Barbados	—	—	100	100	500	(300)	300	400	2,300	2,700
Other	(300)	(200)	(200)	(800)	600	(1,300)	(1,500)	(3,000)	5,900	2,900
Total C&W Caribbean	4,500	4,600	1,600	(3,300)	3,000	1,300	1,000	(3,700)	16,800	13,100
C&W Panama	12,900	12,900	(1,000)	1,900	5,200	5,200	12,300	6,100	(8,100)	(2,000)
Total C&W	17,400	17,500	600	(1,400)	8,200	6,500	13,300	2,400	8,700	11,100
Liberty Puerto Rico	1,600	1,600	4,300	(2,500)	5,600	900	4,000	(17,700)	(6,800)	(24,500)
Liberty Costa Rica	8,300	8,300	(1,200)	(1,300)	1,500	6,300	6,500	18,100	27,000	45,100
Total Organic Change	27,300	27,400	3,700	(5,200)	15,300	13,700	23,800	2,800	28,900	31,700

Q3 2023 Adjustments:
C&W Caribbean - Jamaica	—	—	—	—	—	—	—	(10,200)	—	(10,200)
C&W Caribbean - Other	7,800	7,800	—	—	—	—	—	—	—	—
C&W Panama[1]	82,100	82,100	—	—	—	—	—	—	—	—
Total Q3 2023 Adjustments:	89,900	89,900	—	—	—	—	—	(10,200)	—	(10,200)

Net Adds (Losses)	117,200	117,300	3,700	(5,200)	15,300	13,700	23,800	(7,400)	28,900	21,500
1.Relates to homes passed adjustments through the network upgrade process.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	September 30, 2023	June 30, 2023	% Change	% Change

Reportable Segment:
C&W Caribbean	$49.29	$48.99	1%	1%
C&W Panama	$38.39	$37.64	2%	2%
Liberty Puerto Rico	$74.05	$74.96	(1%)	(1%)
Liberty Costa Rica[2]	$45.84	$47.09	(3%)	(3%)
Cable & Wireless Borrowing Group	$46.71	$46.32	1%	1%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	September 30, 2023	June 30, 2023	% Change	% Change

Reportable Segment:
C&W Caribbean	$14.46	$14.09	3%	3%
C&W Panama	$11.17	$11.07	1%	1%
Liberty Puerto Rico	$38.81	$38.50	1%	1%
Liberty Costa Rica[3]	$6.56	$6.62	(1%)	(1%)
Cable & Wireless Borrowing Group	$12.80	$12.56	2%	2%
1.The FX-Neutral change represents the percentage change on a sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended September 30, 2023 and June 30, 2023 were CRC 24,760 and CRC 25,451, respectively.
3.The mobile ARPU amount in Costa Rican colones for the three months ended September 30, 2023 and June 30, 2023 were CRC 3,544 and CRC 3,579, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations for 2023; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; our anticipated integration plans, including timing for completion, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition, in Costa Rica following the acquisition of Telefónica's Costa Rica business and in Panama following the acquisition of América Móvil’s Panama operations; statements regarding the benefits and expected impact of the transaction with DISH Networks; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the ability to obtain regulatory approvals for the transaction with DISH Networks and satisfy the other conditions to closing; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) for the nine-month comparison, an acquisition, (ii) a disposition, (iii) the acquisition by our Liberty Costa Rica segment of the B2B Costa Rican operations within our Liberty Networks segment and (iv) FX. See Non-GAAP Reconciliations below.
2.We provide rebased revenue and Adjusted OIBDA growth rates, each a non-GAAP measure, for Liberty Latin America excluding VTR in light of the October 2022 deconsolidation of VTR that occurred in connection with the closing of our joint venture in Chile with América Móvil. See the tables below for the required non-GAAP reconciliations.
3.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
4.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
5.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	September 30,		Change	Rebased change[1]
	2023	2022
	in millions, except % amounts

Revenue	$640.9	$615.1	4%	4%

Operating income	$90.2	$59.6	51%

Adjusted OIBDA	$273.4	$238.0	15%	16%

Property & equipment additions	$106.0	$100.4	6%

Operating income as a percentage of revenue	14.1%	9.7%

Adjusted OIBDA as a percentage of revenue	42.7%	38.7%

Proportionate Adjusted OIBDA	$230.7	$201.5

	Nine months ended
	September 30,		Change	Rebased change[1]
	2023	2022
	in millions, except % amounts

Revenue	$1,882.6	$1,779.3	6%	3%

Operating income (loss)	$205.0	$(329.2)	(162%)

Adjusted OIBDA	$798.1	$725.0	10%	12%

Property & equipment additions	$293.6	$255.0	15%

Operating income (loss) as a percentage of revenue	10.9%	(18.5)%

Adjusted OIBDA as a percentage of revenue	42.4%	40.7%

Proportionate Adjusted OIBDA	$677.5	$620.7
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition for the nine-month comparison, FX and the acquisition by the Liberty Costa Rica borrowing group of the B2B Costa Rican operations within our C&W borrowing group.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		September 30,	June 30,
	Facility Amount	2023	2023
	in millions
Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR[1] + 3.25%)	$580.0	$20.0	$—
Term Loan Facility B-5 due 2028 (Adjusted Term SOFR[1] + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR[1] + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,120.0	2,100.0
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Regional and other debt[2]		129.3	129.6
Total Credit Facilities		2,684.3	2,664.6
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Vendor financing		260.4	260.7
Total third-party debt		4,659.7	4,640.3
Less: premiums, discounts and deferred financing costs, net		(27.4)	(29.0)
Total carrying amount of third-party debt		4,632.3	4,611.3
Less: cash and cash equivalents		(384.1)	(474.6)
Net carrying amount of third-party debt		$4,248.2	$4,136.7
1.    During May 2023, the terms of the agreements underlying the C&W Credit Facilities were amended, which resulted in (i) the replacement of LIBOR-based benchmark rates with Adjusted Term SOFR for the C&W Term Loan B-5 Facility, the C&W Term Loan B-6 Facility and the C&W Revolving Credit Facility for interest periods commencing after June 30, 2023, (ii) the modification of the provisions for determining an alternative rate of interest upon the occurrence of certain events relating to the availability of interest rate benchmarks and (iii) certain conforming changes.
2.    Amounts include $69 million of amortizing loans which are due in three annual installments beginning in May 2024.
•At September 30, 2023, our third-party total and proportionate net debt was $4.2 billion and $4.0 billion, respectively, our Fully-swapped Borrowing Cost was 5.4%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 4.4 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $231 million for Q3 2023.
•C&W's Covenant Proportionate Net Leverage Ratio was 4.1x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.

•At September 30, 2023, we had maximum undrawn commitments of $655 million, including $95 million under our regional facilities. At September 30, 2023, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2023 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change
	2023	2022
	in millions, except % amounts

Revenue	$351.2	$365.7	(4)%

Operating income	$48.4	$57.8	(16)%

Adjusted OIBDA	$116.4	$130.3	(11)%

Property & equipment additions	$56.7	$63.8	(11)%

Operating income as a percentage of revenue	13.8%	15.8%

Adjusted OIBDA as a percentage of revenue	33.1%	35.6%

	Nine months ended
	September 30,		Change
	2023	2022
	in millions, except % amounts

Revenue	$1,064.2	$1,091.4	(2)%

Operating income	$165.5	$190.0	(13)%

Adjusted OIBDA	$381.6	$413.2	(8)%

Property & equipment additions	$158.4	$154.8	2%

Operating income as a percentage of revenue	15.6%	17.4%

Adjusted OIBDA as a percentage of revenue	35.9%	37.9%

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility amount	2023	2023
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR[1] + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (Adjusted Term SOFR[1] + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		620.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing		41.6	32.4
Finance lease obligations		5.5	5.5
Total debt and finance lease obligations		2,648.1	2,638.9
Less: premiums and deferred financing costs, net		(23.5)	(25.0)
Total carrying amount of debt		2,624.6	2,613.9
Less: cash, cash equivalents and restricted cash related to debt[2]		(52.2)	(21.5)
Net carrying amount of debt		$2,572.4	$2,592.4
1.During May 2023, the terms of the agreements underlying the LPR Credit Facilities were amended, which resulted in (i) the replacement of LIBOR-based benchmark rates with Adjusted Term SOFR for the 2028 LPR Term Loan and the LPR Revolving Credit Facility for interest periods commencing after June 30, 2023, (ii) the modification of the provisions for determining an alternative rate of interest upon the occurrence of certain events relating to the availability of interest rate benchmarks and (iii) certain conforming changes.
2.Cash amount at September 30, 2023 includes restricted cash that serves as collateral against certain lines of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
•At September 30, 2023, our Fully-swapped Borrowing Cost was 6.1% and the average tenor of our debt (excluding vendor financing) was approximately 4.8 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 5.1x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Group Credit Agreement.

•At September 30, 2023, we had maximum undrawn commitments of $173 million. At September 30, 2023, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the September 30, 2023 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change	Rebased change[1]
	2023	2022
	CRC in billions, except % amounts

Revenue	72.7	72.1	1%	—%

Operating income	16.0	7.6	111%

Adjusted OIBDA	26.9	21.6	25%	21%

Property & equipment additions	8.6	13.6	(37%)

Operating income as a percentage of revenue	22.0%	10.5%

Adjusted OIBDA as a percentage of revenue	37.0%	30.0%

	Nine months ended
	September 30,		Change	Rebased change[1]
	2023	2022
	CRC in billions, except % amounts

Revenue	218.4	214.2	2%	1%

Operating income	37.4	25.8	45%

Adjusted OIBDA	79.4	65.1	22%	19%

Property & equipment additions	25.2	30.2	(17%)

Operating income as a percentage of revenue	17.1%	12.0%

Adjusted OIBDA as a percentage of revenue	36.4%	30.4%
1.    Indicated growth rates are rebased for the acquisition by the Liberty Costa Rica borrowing group of the B2B Costa Rican operations within our C&W borrowing group.

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt, finance lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2023		2023
	Borrowing currency in millions	CRC equivalent in billions

10.875% Term Loan A Facility due 2031[1]	$50.0	26.8	27.3
10.875% Term Loan B Facility due 2031[1]	$400.0	214.7	218.6
Revolving Credit Facility due 2028 (Term SOFR[2] + 4.25%)	$60.0	—	—
Total credit facilities		241.5	245.9
Other		3.5	3.6
Finance lease obligations		1.4	1.4
Total debt and finance lease obligations		246.4	250.9
Less: deferred financing costs		(7.7)	(8.4)
Total carrying amount of debt		238.7	242.5
Less: cash and cash equivalents		(13.2)	(19.1)
Net carrying amount of debt		225.5	223.4

Exchange rate (CRC to $)		536.8	546.4
1.    From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.
2.    Forward-looking term rate based on SOFR as published by CME Group Benchmark Administration Limited.

•At September 30, 2023, our Fully-swapped Borrowing Cost was 10.9% and the average tenor of our debt was approximately 7.3 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 2.1x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.

•At September 30, 2023, we had maximum undrawn commitments of $60 million. At September 30, 2023, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the September 30, 2023 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — September 30, 2023
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	701,000	701,000	343,400	129,700	325,000	320,400	775,100	1,107,700	99,300	1,207,000
The Bahamas	120,900	120,900	35,700	7,800	27,500	34,600	69,900	139,200	24,400	163,600
Trinidad and Tobago	340,900	340,900	149,000	98,400	133,100	92,500	324,000	—	—	—
Barbados	140,400	140,400	84,700	38,500	77,100	69,400	185,000	82,100	47,100	129,200
Other	358,000	338,200	216,500	73,000	191,800	112,400	377,200	319,000	119,900	438,900
Total C&W Caribbean	1,661,200	1,641,400	829,300	347,400	754,500	629,300	1,731,200	1,648,000	290,700	1,938,700
C&W Panama	943,600	943,700	256,300	163,800	225,900	215,800	605,500	1,615,700	352,500	1,968,200
Total C&W	2,604,800	2,585,100	1,085,600	511,200	980,400	845,100	2,336,700	3,263,700	643,200	3,906,900
Liberty Puerto Rico [1,2]	1,177,700	1,177,700	577,800	238,900	542,900	263,300	1,045,100	133,300	894,500	1,027,800
Liberty Costa Rica [3]	741,900	736,000	278,900	183,600	262,200	70,400	516,200	2,222,200	876,100	3,098,300
Total	4,524,400	4,498,800	1,942,300	933,700	1,785,500	1,178,800	3,898,000	5,619,200	2,413,800	8,033,000

1.Prepaid mobile subscribers include 17,100 mobile reseller subscribers.
2.Postpaid mobile subscribers include 209,500 CRUs.
3.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing and and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing and and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
CRU – Corporate responsible user.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing and and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes and liabilities related to vendor financing and finance lease obligations) less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes CRUs, which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA, a non-GAAP measure, is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions

Operating income (loss)	$162.7	$151.7	$404.7	$(20.4)
Share-based compensation expense	24.1	20.8	77.8	82.6
Depreciation and amortization	230.5	234.3	705.6	661.7
Impairment, restructuring and other operating items, net	11.1	7.0	81.6	583.4
Adjusted OIBDA	$428.4	$413.8	$1,269.7	$1,307.3

Operating income (loss) margin[1]	14.5%	12.4%	12.1%	(0.6)%

Adjusted OIBDA margin[2]	38.1%	33.9%	37.9%	35.8%
1.Calculated by dividing operating income (loss) by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment and (iv) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, and (d) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions

Net cash provided by operating activities	$218.5	$144.7	$506.5	$491.8
Cash payments for direct acquisition and disposition costs	1.5	15.3	5.0	18.4
Expenses financed by an intermediary[1]	38.4	36.3	132.3	115.7
Capital expenditures, net	(149.8)	(175.0)	(422.9)	(494.1)
Principal payments on amounts financed by vendors and intermediaries	(75.5)	(60.4)	(164.9)	(154.1)
Pre-acquisition interest payments, net[2]	—	1.5	—	3.9
Principal payments on finance leases	(0.2)	(0.7)	(0.7)	(0.9)
Adjusted FCF before distributions to noncontrolling interest owners	32.9	(38.3)	55.3	(19.3)
Distributions to noncontrolling interest owners	—	—	(41.2)	(1.9)
Adjusted FCF	$32.9	$(38.3)	$14.1	$(21.2)
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amounts for the 2022 periods relate to the portion of interest paid that relates to the pre-acquisition debt for the Claro Panama Acquisition.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired, disposed or transferred businesses, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired, disposed or transferred impacting the comparative periods are as follows:
i.Claro Panamá, which was acquired on July 1, 2022;
ii.VTR, which was deconsolidated as of October 6, 2022; and
iii.the January 2023 acquisition by our Liberty Costa Rica segment of the B2B Costa Rican operations within our Liberty Networks segment.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended September 30, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$359.1	$172.5	$102.8	$365.7	$109.2	$129.8	$5.4	$(23.7)	$1,220.8
Rebase adjustments:
Disposition	—	—	—	—	—	(129.8)	—	—	(129.8)
Foreign currency	(1.5)	—	1.5	—	24.2	—	—	(0.1)	24.1
Other[1]	—	—	(1.7)	—	1.7	—	—	—	—
Revenue – Rebased	$357.6	$172.5	$102.6	$365.7	$135.1	$—	$5.4	$(23.8)	$1,115.1

Reported percentage change	—%	10%	9%	(4)%	23%	N.M.	20%	N.M.	(8)%

Rebased percentage change	1%	10%	10%	(4)%	—%	N.M.	20%	N.M.	1%
N.M. – Not Meaningful.

	Nine months ended September 30, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$1,069.5	$441.3	$326.8	$1,091.4	$324.6	$450.6	$16.5	$(71.3)	$3,649.4
Rebase adjustments:
Acquisitions	—	64.3	—	—	—	—	—	—	64.3
Disposition	—	—	—	—	—	(450.6)	—	—	(450.6)
Foreign currency	0.6	—	(3.8)	—	66.8	—	—	(0.1)	63.5
Other[1]	—	—	(4.9)	—	4.9	—	—	—	—
Revenue – Rebased	$1,070.1	$505.6	$318.1	$1,091.4	$396.3	$—	$16.5	$(71.4)	$3,326.6

Reported percentage change	—%	22%	4%	(2)%	23%	N.M.	12%	N.M.	(8)%

Rebased percentage change	—%	6%	7%	(2)%	1%	N.M.	12%	N.M.	1%
N.M. – Not Meaningful.
1.On January 1, 2023, the B2B Costa Rican operation within our Liberty Networks segment was acquired by our Liberty Costa Rica segment. This acquisition did not have a significant impact on the financial results of our Liberty Networks or Liberty Costa Rica segments.

The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$132.7	$46.7	$58.9	$130.3	$32.8	$31.2	$(18.8)	$413.8
Rebase adjustments:
Disposition	—	—	—	—	—	(31.2)	(0.5)	(31.7)
Foreign currency	(0.6)	—	0.4	—	7.3	—	—	7.1
Other[1]	—	—	(1.1)	—	1.1	—	—	—
Adjusted OIBDA – Rebased	$132.1	$46.7	$58.2	$130.3	$41.2	$—	$(19.3)	$389.2

Reported percentage change	13%	25%	9%	(11)%	52%	N.M.	41%	4%

Rebased percentage change	14%	25%	11%	(11)%	21%	N.M.	43%	10%
N.M. – Not Meaningful.

	Nine months ended September 30, 2022
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$397.1	$131.6	$196.6	$413.2	$98.6	$115.6	$(45.4)	$1,307.3
Rebase adjustments:
Acquisitions	—	(6.0)	—	—	—	—	—	(6.0)
Disposition	—	—	—	—	—	(115.6)	(1.4)	(117.0)
Foreign currency	0.2	—	(1.2)	—	20.5	—	—	19.5
Other[1]	—	—	(2.8)	—	2.8	—	—	—
Adjusted OIBDA – Rebased	$397.3	$125.6	$192.6	$413.2	$121.9	$—	$(46.8)	$1,203.8

Reported percentage change	10%	22%	2%	(8)%	47%	N.M.	(21)%	(3)%

Rebased percentage change	10%	28%	4%	(8)%	19%	N.M.	(18)%	5%
N.M. – Not Meaningful.
1.On January 1, 2023, the B2B Costa Rican operation within our Liberty Networks segment was acquired by our Liberty Costa Rica segment. This acquisition did not have a significant impact on the financial results of our Liberty Networks or Liberty Costa Rica segments.

The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$129.8	$96.1	$225.9	$133.2	$359.1
Rebase adjustment:
Foreign currency	(0.3)	(0.5)	(0.8)	(0.7)	(1.5)
Revenue by product – Rebased	$129.5	$95.6	$225.1	$132.5	$357.6

Reported percentage change	(1)%	6%	2%	(3)%	—%

Rebased percentage change	—%	7%	3%	(3)%	1%

	Nine months ended September 30, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$388.7	$281.0	$669.7	$399.8	$1,069.5
Rebase adjustment:
Foreign currency	0.3	0.1	0.4	0.2	0.6
Revenue by product – Rebased	$389.0	$281.1	$670.1	$400.0	$1,070.1

Reported percentage change	(1)%	8%	3%	(4)%	—%

Rebased percentage change	(1)%	8%	3%	(4)%	—%

The following table sets forth the reconciliation from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Nine months ended September 30, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$80.8	$188.6	$269.4	$171.9	$441.3
Rebase adjustment:
Acquisition	4.0	48.8	52.8	11.5	64.3
Revenue by product – Rebased	$84.8	$237.4	$322.2	$183.4	$505.6

Reported percentage change	12%	26%	22%	21%	22%

Rebased percentage change	7%	—%	2%	14%	6%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA as of September 30, 2023. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of September 30, 2023 and June 30, 2023 are set forth below:

	September 30, 2023		June 30, 2023
	in millions, except leverage ratios

Total debt and finance lease obligations	$7,914.7		$7,958.4
Discounts, premiums and deferred financing costs, net	73.1		83.5
Adjusted total debt and finance lease obligations	7,987.8		8,041.9
Less:
Cash and cash equivalents	571.6		632.9
Restricted cash related to debt[1]	8.0		8.0
Net debt and finance lease obligations	$7,408.2		$7,401.0

Operating income[2]:
Operating income for the three months ended March 31, 2023	N/A		$106.6
Operating income for the three months ended June 30, 2023	$135.4		135.4
Operating income for the three months ended September 30, 2023	162.7		N/A
Operating income – last two quarters	$298.1		$242.0
Annualized operating income – last two quarters annualized	$596.2		$484.0
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended March 31, 2023	N/A		$400.1
Adjusted OIBDA for the three months ended June 30, 2023	$441.2		441.2
Adjusted OIBDA for the three months ended September 30, 2023	428.4		N/A
Adjusted OIBDA – last two quarters	$869.6		$841.3
Annualized Adjusted OIBDA – last two quarters annualized	$1,739.2		$1,682.6

Consolidated debt and finance lease obligations to operating income ratio	13.4	x	16.6	x
Consolidated net debt and finance lease obligations to operating income ratio	12.4	x	15.3	x
Consolidated leverage ratio	4.6	x	4.8	x
Consolidated net leverage ratio	4.3	x	4.4	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain lines of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended September 30, 2023. A reconciliation of our operating income to Adjusted OIBDA for the three months ended March 31, 2023 and June 30, 2023 is presented in the following table:

	Three months ended
	June 30, 2023	March 31, 2023
	in millions

Operating income	$135.4	$106.6
Share-based compensation expense	24.5	29.2
Depreciation and amortization	240.5	234.6
Impairment, restructuring and other operating items, net	40.8	29.7
Adjusted OIBDA	$441.2	$400.1

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income (loss) to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions

Operating income (loss)	$90.2	$59.6	$205.0	$(329.2)
Share-based compensation expense	6.4	6.2	20.3	24.6
Depreciation and amortization	148.5	151.7	446.7	422.0
Related-party fees and allocations	21.0	15.1	64.6	39.2
Impairment, restructuring and other operating items, net	7.3	5.4	61.5	568.4
Adjusted OIBDA	273.4	238.0	798.1	725.0
Noncontrolling interests' share of Adjusted OIBDA	42.7	36.5	120.6	104.3
Proportionate Adjusted OIBDA	$230.7	$201.5	$677.5	$620.7

A reconciliation of Liberty Puerto Rico's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions

Operating income	$48.4	$57.8	$165.5	$190.0
Share-based compensation expense	2.4	1.2	5.9	6.0
Depreciation and amortization	52.1	59.1	166.8	175.2
Related-party fees and allocations	13.0	12.0	37.5	39.9
Impairment, restructuring and other operating items, net	0.5	0.2	5.9	2.1
Adjusted OIBDA	$116.4	$130.3	$381.6	$413.2
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	CRC in billions

Operating income	16.0	7.6	37.4	25.8
Share-based compensation expense	0.5	0.3	0.8	1.2
Depreciation and amortization	12.7	13.2	39.1	36.7
Related-party fees and allocations	0.4	0.4	1.0	1.1
Impairment, restructuring and other operating items, net	(2.7)	0.1	1.1	0.3
Adjusted OIBDA	26.9	21.6	79.4	65.1

The following tables set forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations (USD in millions).

	Three months ended September 30, 2022	Nine months ended September 30, 2022
	In millions

Revenue – Reported	$615.1	$1,779.3
Rebase adjustments:
Acquisition	—	64.3
Foreign currency	—	(3.1)
Other[1]	(1.7)	(4.9)
Revenue – Rebased	$613.4	$1,835.6

Reported percentage change	4%	6%

Rebased percentage change	4%	3%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was sold to our Liberty Costa Rica borrowing group. This sale did not have a significant impact on the financial results of our C&W borrowing group.

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2022	Nine months ended September 30, 2022
	In millions

Adjusted OIBDA – Reported	$238.0	$725.0
Rebase adjustments:
Acquisition	—	(6.0)
Foreign currency	(0.1)	(0.9)
Other[1]	(1.1)	(2.8)
Adjusted OIBDA – Rebased	$236.8	$715.3

Reported percentage change	15%	10%

Rebased percentage change	16%	12%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was sold to our Liberty Costa Rica borrowing group. This sale did not have a significant impact on the financial results of our C&W borrowing group.

The following table sets forth the reconciliations from reported revenue for our Liberty Costa Rica borrowing group to rebased revenue and related change calculations.

	Three months ended September 30, 2022	Nine months ended September 30, 2022
	CRC in billions

Revenue – As reported	72.1	214.2
Rebased adjustment – Other[1]	0.9	2.7
Revenue – As rebased	73.0	216.9

Reported percent change	1%	2%

Rebased percent change	—%	1%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was acquired by our Liberty Costa Rica borrowing group. This acquisition did not have a significant impact on the financial results of Liberty Costa Rica.
The following table sets forth the reconciliations from reported Adjusted OIBDA for our Liberty Costa Rica borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2022	Nine months ended September 30, 2022
	CRC in billions

Adjusted OIBDA – Reported	21.6	65.1
Rebased adjustment – Other[1]	0.6	1.6
Adjusted OIBDA – Rebased	22.2	66.7

Reported percent change	25%	22%

Rebased percent change	21%	19%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was acquired by our Liberty Costa Rica borrowing group. This acquisition did not have a significant impact on the financial results of Liberty Costa Rica.